Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE
AND WAIVER OF CLAIMS

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) made this 3rd day of November, 2009, by and between RALPH E. COFFMAN, JR. (hereinafter referred to as “Employee”) and WESBANCO BANK, INC., a West Virginia banking corporation (hereinafter referred to as “Bank”).

W I T N E S S E T H

WHEREAS, the Employee has been employed by Bank as a Regional President; and,
WHEREAS, Bank and Employee desire to have a written agreement stating the terms applicable to the Employee’s separation from employment, and resolving and settling any and all actual or possible differences, disputes, or claims between them, including, but not limited to, those arising from or relating to the employment relationship and the separation of that relationship; and
NOW, THEREFORE, for and in consideration of the premises and mutual promises and agreements contained herein, together with other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, it is mutually agreed as follows:
1.           Separation from Employment.  Employee agrees to separate from employment effective October 27, 2009, as a result of the elimination of his position.
2.           Consideration.
(a)           Bank agrees to pay to Employee nine (9) months of salary, more specifically, One Hundred Sixty-four Thousand Four Hundred Twenty-three Dollars and Fifteen Cents ($164,423.15) gross pay, less payroll withholdings, on or about seven (7) days after execution of the Agreement.
(b)           Bank agrees to pay for its share of health insurance premiums for nine (9) months of continued health coverage.  During this period, Employee must pay his co-premium for his coverage.  Employee must tender a check for the appropriate amount made payable to WesBanco Bank, Inc., c/o Rebecca Michalo, at WesBanco Bank, Inc., One Bank Plaza, Wheeling, WV  26003.  The check must be received no later than the first day of each month.  If the Employee does not pay his portion of the premium required for this medical coverage, the coverage will end.  If Employee becomes re-employed during this nine (9) month period and is eligible for health insurance benefits with his new employer, Employee must immediately inform Employer.
Thereafter, if eligible, the Employee may continue health insurance coverage at his own cost as a result of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
3.           Other Benefits.  Bank will pay the Employee all other benefits to which the Employee is entitled under applicable benefit programs.  The Employee further acknowledges that he has been provided with such information as he deems necessary to determine his rights, if any, under Bank’s various employee benefit plans and policies.
4.           Outplacement Services – Bank will provide and pay for outplacement services to Career Curve for senior level services to include at a minimum, coaching, utilization of on-line services, marketing plan, résumé and interview preparation.  Bank will pay up to Five Thousand Dollars ($5,000.00) to Career Curve for such services in order for Employee to secure a position.
5.           Release of Claims.  In consideration of the foregoing, the Employee hereby agrees to release and waive any and all claims or demands (whether known or unknown) which currently exist, arising out of, or connected with, Employee’s employment with Bank and the separation of his employment, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, (excluding Workers’ Compensation and any claim for employee benefits to which Employee is entitled as of the last day of Employee’s active employment under the express terms of the employee benefit plan) against Bank, any of its parents, subsidiaries, and affiliates or predecessors in interest and any employee benefit plan sponsored by any of them, and the officers, employees, directors, shareholders, fiduciaries and agents of any of them, along with the successors, assigns and heirs of any of the foregoing persons or entities (collectively referred to as the “Releasees”) arising from Employee’s separation from employment.  It is specifically understood and agreed between the Employee and Bank that this release and waiver includes any claims or rights to which the Employee may have been entitled and specifically encompass claims arising under any and all federal, state, or local statutory or common laws including, but not limited to, claims arising under any public policy or contract, or any statutory, tort or common law, or any provision of state, federal or local law including, but not limited to, those under the laws of the States of West Virginia, Ohio and Pennsylvania, including, but not limited to, the West Virginia Human Rights Act; W.Va. Code § 5-11-1, et seq.; the Ohio Civil Rights Commission; the Pennsylvania Human Relations Act; the Codified Ordinances of the City of Wheeling; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Fair Labor Standards Act of 1938; the Civil Rights Act of 1866; Equal Pay Act of 1963; the Civil Rights Act of 1991; Title 42, United States Code, Sections 1981-1988; the Rehabilitation Act of 1973; the Vietnam Era Veteran’s Readjustment Act of 1986; the Family and Medical Leave Act; the West Virginia Wage Payment and Collection Act; West Virginia Minimum Wage and Maximum Hours Act; the Age Discrimination and Employment Act of 1967; the Older Worker Benefits Protection Act; the Employee Retirement Income Security Act of 1974; all as amended; Title 41 of the Ohio Revised Code, specifically Chapter 4112; Title 47 of the Pennsylvania Statutes, specifically Chapter 17; and Chapter 21 of the West Virginia Code.
However, the parties acknowledge that the Employee is not waiving any rights or claims that may arise after this Agreement is executed; provided, however, that the Employee shall be precluded from recovering for the future effects of discrimination or other actions or inactions which occurred or should have occurred prior to this Agreement.  Additionally, the Employee waives and releases any right he may have to recover any damages resulting from any action or suit instituted on his behalf by the Equal Employment Opportunity Commission, the Ohio Civil Rights Commission, the West Virginia Human Rights Commission, or other fair employment practices agencies.
6.           Employee’s Rights.  The Employee specifically acknowledges that on the
3rd day November, 2009, officials of Bank presented him with this Agreement, thereby informing him of the amounts to which he was entitled upon separation from his employment and explained to him that, in addition to those amounts, Bank would provide the consideration stated herein if, and only if, the Employee (i) executes this Agreement and releases and waives any and all claims he might have against the Releasee as defined herein; (ii) does not revoke this Agreement, as described below; and (iii) otherwise strictly abides by the terms of this Agreement.  The Employee further acknowledges that he has been advised by Bank that he (i) has the right to consult an attorney of his own choice; (ii) has a minimum of 21 days to consider this document before signing it; and (iii) has seven days after he signs this Agreement within which to revoke it, and that the Agreement shall not become effective or enforceable until seven days following the date of the Employee’s signature.
The toll free telephone number of the West Virginia State Bar’s Lawyer Information Referral Service is 1-800-642-3617.  The toll free telephone number of the Ohio State Bar Association is 1-800-282-6556.  The toll free telephone number of the Pennsylvania Bar Lawyer Referral Service is 1-800-692-7375.
The Employee specifically recognizes that, by signing this Agreement, he is waiving any rights to receive any remedial or monetary relief, including without limitation, back pay, front pay, emotional distress damages, reinstatement, damages for injury to reputation, pain and suffering or loss of future income, or punitive damages as a consequence of any charge or complaint filed with the Equal Employment Opportunity Commission, the Ohio Civil Rights Commission, the West Virginia Human Rights Commission, or any similar state or federal agency.
Excluded from this Separation Agreement and Release and Waiver of Claims are my claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies.  I do, however, waive my right to any monetary recovery should any agency pursue any claims on my behalf.  I represent and warrant that I have not filed any complaint, charge, or lawsuit against Bank with any governmental agency and/or any court.
In addition, I agree never to sue Bank in any forum for any claim covered by the above release and waiver language, except that I may bring a claim under the ADEA to challenge this Separation Agreement and Release and Waiver of Claims.  If I violate this Separation Agreement and Release and Waiver of Claims by suing Bank, other than under ADEA, I shall be liable to Bank for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending against such a suit.
7.           No Admission of Liability.  The parties agree that this Agreement and the offer to enter into this Agreement are not, and shall not be construed in any way as, or deemed to be, an admission by the Bank or any of the Releasees of any act of wrongdoing or admission of liability or responsibility at any time or in any manner whatsoever.  The parties further agree that this Agreement may not be used in any action between the Employee and the Bank or any of the Releasees, other than for the enforcement of this Agreement or as evidence of a waiver by the Employee.
8.           Program Not to Benefit Others.  The parties acknowledge that the Employee’s right to the separation pay settlement described herein shall be determined exclusively under the provisions stated herein, and this Agreement is not intended to, and does not, create rights for the benefit of any other employee or person.
            9.         Business Planning.  Employee recognizes that, as a matter of business planning, Bank routinely reviews and evaluates various proposals for changes in compensation, retirement, and severance programs, as well as proposals for special exit incentive programs.  Employee further recognizes that some of the proposals, if adopted and finally implemented, might be more advantageous or less advantageous than the Agreement presently being offered to Employee.  Unless and until such changes are formally announced by Bank, no one is authorized to give assurances that such changes will or will not occur.  Employee understands that Bank may adopt new or modified Agreements in the future that, depending on his individual circumstances, may be more or less advantageous to Employee than the benefit provided under this Agreement.  Employee should not expect or assume that any such new or modified Agreement or benefits will be extended on a retroactive basis if Employee leaves employment pursuant to this Agreement.
10.           Final and Binding Agreement.  The Employee agrees and recognizes that this Agreement is final and binding when signed by the Employee, subject only to the Employee’s revocation right as described in Paragraph 6 above.
11.           Confidentiality of Agreement.  The Employee hereby acknowledges and understands that the existence and terms of this Agreement are confidential.  The Employee further acknowledges that neither the Employee nor the Employee’s attorneys or agents shall reveal to anyone, directly or indirectly, the existence of any or all of the terms contained within this Agreement, without prior consent of Bank except (i) where expressly required by law; or (ii) as expressly provided herein.  The Employee further agrees to promptly provide written notice to Bank of the Employee’s receipt of any subpoena or other legal process which would require the disclosure of information under this Agreement.  The confidentiality provisions of this paragraph shall not apply to the Employee’s spouse, attorneys, or tax preparers.
12.           Non-Disparagement.  The Employee agrees not to make any disparaging or negative remarks, either orally or in writing, regarding Bank or any other Releasee concerning acts occurring before the signing of this Agreement or relating to this Agreement and the matters alleged therein.  The Employee further agrees to direct his agents, attorneys, or any other person acting on his behalf to refrain from making such comments.
13.           Remedies.  In the event of a breach or threatened breach of all or part of Paragraphs 11 and 12 of this Agreement, the Employee agrees that Bank shall be entitled to injunctive relief and all other remedies available at law or in equity in a court of competent jurisdiction to remedy any such breach or threatened breach.  The Employee hereby acknowledges that damages alone would be inadequate and insufficient as a remedy for any such breach or threatened breach.  The Employee further agrees that the covenants contained in Paragraphs 11 and 12 and the remedies contained in this Paragraph 13, shall survive the termination of this Agreement.
14.           References.  If any inquiry about the Employee is made to Bank as a reference for future employment or for other purposes, Bank agrees that it shall state that it will provide the Employee’s dates of employment, job titles and job descriptions, in accordance with Bank’s existing personnel policies.  Further, Bank, including its respective officers, directors, agents, servants, or employees or any of their successors or assigns, shall not make any disparaging or negative remarks, either orally or in writing, regarding the Employee concerning any acts which occurred before the signing of this Agreement or relating to this Agreement.  The Employee agrees to direct all inquiries concerning his employment and the separation thereof to the Executive Vice President of Human Resources at Bank.
15.           Unemployment Compensation.  As additional consideration for this Agreement, Bank agrees that it will not contest any claim filed by the Employee for unemployment compensation with respect to the Employee’s separation from employment described herein.
16.           Voluntary Agreement.  The Employee expressly warrants and represents to Bank as part of the consideration expressed herein that, before executing this Agreement, he has fully informed himself of its terms, contents, and conditions, and represents that in making this settlement he has had the opportunity to obtain the benefit of the advice of counsel of his choosing and no promise or representation of any kind or character has been made to him by Bank, or by anyone acting on their behalf, except as is expressly stated in this Agreement.  The Employee acknowledges that he has relied solely and completely upon his own judgment and, if he has so elected, the advice of counsel and other advisors in making this settlement, and that he fully and completely understands both the terms of the settlement and the release; that he fully understands it is a full, complete and final release, and that the payment and other consideration set forth in this Agreement are all the consideration to be conferred upon him in accordance with the parties’ agreement regarding the settlement of the matters described herein.  The Employee further represents that he has read this Agreement in its entirety and that he understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation, or coercion on the part of any person or entity.
17.           Counterparts.  This Agreement shall be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same document, with one counterpart being delivered to each party.
18.           Entire Agreement.  This Agreement supersedes all other oral and written agreements between the parties hereto as to the matters herein and contains all of the covenants and agreements between the parties with respect to the employment of the Employee by Bank, the separation thereof, and the matters provided herein.  The Employee acknowledges that, in executing this Agreement, he has not relied on any representation or statement not set forth herein.  This Agreement may not be modified except in a writing, signed by the Employee and Bank.  This Agreement shall be binding on all of the Employee’s heirs, representatives, successors, and assigns.  The Employee shall not assign any rights or obligations under this Agreement, without the written consent of Bank.  The Employee further represents that he has read this Agreement in its entirety and that he understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation or coercion on the part of the Bank or any Releasee.
19.           Law Governing Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, excepting such State’s choice of law provisions, and except as otherwise preempted by the Employee Retirement Income Security Act of 1974 or other applicable federal law.
20.           Waiver of Breach Not Deemed Continuing.  The waiver of or by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.
21.           Construction and Severability.  The parties agree that, in all cases, the language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.  Furthermore, in the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, Bank shall have the option to enforce the remainder of this Agreement or to cancel it.
22.           Disclosure of Employment Information.  Upon execution of an authorization for the release of information concerning the Employee’s employment to any prospective employer, the Bank will disclose the Employee’s dates of employment, including hire date and separation date; positions; and duties.  Additionally, if requested by Employee, Bank will provide a separate letter to Employee’s prospective employer indicating that Employee separated from employment as a result of the elimination of his position.  No other employment information will be provided to any prospective employer.
23.           Return of Bank’s Property.  Employee avers that he has previously returned and delivered to Bank all of Bank’s property in the Employee’s possession or control.
24.           KSOP Payout.  The Employee is entitled to the vested balance of his KSOP account, as required by the summary plan description given his effective separation date of October 27, 2009.  The payment of the Employee’s deferral, matching and rollover accounts will be made as soon as administratively feasible after the Employee receives final payment from the Bank.  Payout is also dependent upon receipt of all completed forms from the Employee.
Payment will be made in the form of WesBanco stock, cash, or any combination thereof.  The portion of the Employee’s account vested in shares of WesBanco stock may be distributed in whole shares of stock and cash in lieu of fractional shares of stock.  The pay out can be made as a distribution to the Employee, a direct transfer or roll-over into a tax sheltered vehicle, or a combination of the two.  A minimum of 20% Federal Income Tax Withholding is mandated if a distribution is made directly to the Employee.
25.           Confidentiality of Proprietary Information.  You understand and agree that even after your separation from employment, you are required to maintain the confidentiality of all proprietary information and knowledge acquired by you during your employment with Bank, which belongs to Bank or its customers, and which has not been published, disseminated, or otherwise become a matter of general public knowledge.  You agree that you will not disclose or make use of such information, whether with respect to Bank’s or its customers’ business, operations, finances, customers, employees or otherwise, and whether in written form or committed to memory.
26.           Transition.  Employee will make every effort to ensure a smooth transition, and agrees to cooperate with Bank and to provide all necessary information regarding the status of operations, the location of relevant materials, and any other relevant information related to Employee’s responsibilities with Bank of which Bank should be aware or which Bank may request, now or at any later time.
27.           Employee Cooperation.  As a free and voluntary act, Employee also further agrees after Employee’s separation to cooperate at Bank’s expense with any investigations or lawsuits involving Bank on matters where Employee had specific knowledge or responsibility.  Employee will not assist or provide information in any litigation against Bank except as required under law or formal legal process after timely notice is provided to Bank to allow Bank to take legal action with respect to the request for information or assistance.  Nothing in this Agreement shall restrict or preclude Employee from, or otherwise influence Employee in testifying fully and truthfully in legal or administrative proceedings against Bank, as required by law or formal legal process.
28.           Tax Liability.  Employee is exclusively liable for the payment of any federal, state, city, or other taxes that may be due as a result of the separation payment received by Employee; provided, however, that Bank shall pay all federal, state and local amounts withheld from payments to Employee and all of their employment taxes at the time normally paid by Bank on Employee’s salary in connection with the consideration payable to Employee pursuant to this Agreement.  Except for the foregoing obligation of Bank hereunder, Employee shall indemnify, hold harmless, and unconditionally release Bank from any payment of taxes or penalties, if any, that may be required of Employee as a result of any consideration paid by Bank to Employee pursuant to this Agreement.
29.           Headings.  Headings are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
30.           Termination or Modification of Benefits.  The Employee understands and agrees that nothing in this Agreement shall affect the Bank’s reserved right to terminate or amend in whole or in part, in any manner whatsoever and with respect to the Employee or any other active or former employee or any group thereof, any employee benefit plan which is presently or which may be offered to the Bank’s employees.
IN WITNESS WHEREOF, each of the parties hereto has executed this SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS as of the day and year first written above.
Executed this    6th day of     November     , 2009.

/s/ Ralph E. Coffman, Jr.
RALPH E. COFFMAN, JR.

WESBANCO BANK, INC., a West Virginia
banking corporation

By /s/John W. Moore Jr.
Its    EVP-HR

(SEAL)

ATTEST:

_________________________

STATE OF OHIO,

COUNTY OF    Fairfield   , TO-WIT:

I,    Charlene Jacobs    , a notary public in and for said State do certify that RALPH E. COFFMAN, JR., whose name is signed to the writing annexed hereto, bearing the date of    6th day of      November     , 2009, has this day acknowledged the same before me in my said county.
                       /s/ Charlene Jacobs                   _
Notary Public

My commission expires:

April 1, 2011
(Notarial Seal)

STATE OF      WV     ,
COUNTY OF     Ohio    , TO-WIT:

The foregoing instrument was acknowledged before me this    9th day of    November   , 2009, by    John W. Moore   ,    EVP-HR    of WESBANCO BANK, INC., a West Virginia banking corporation, on behalf of the corporation.

                  /s/ Pamela J. Sleeth
                                                                                                                       Notary Public

My commission expires:

June 13, 2018
(Notarial Seal)